Exhibit 99.1

Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kent Landers T +01 404.676.2683 pressinquiries@na.ko.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE COCA-COLA COMPANY REPORTS
THIRD QUARTER AND YEAR-TO-DATE 2011 RESULTS

Strong worldwide volume growth of 5% in Q3, 6% volume growth YTD and volume growth across all five geographic operating groups

North America organic volume growth of 1% in Q3 and YTD

Q3 reported EPS of $0.95, up 8%, and YTD reported EPS of $2.97, up 15%. Q3 comparable EPS of $1.03, up 12%, and YTD comparable EPS of $3.05, up 10%, both ahead of our long-term growth target

Third Quarter and Year-to-Date Highlights

•                  International volume growth was 5% in the quarter and 6% year-to-date.  Worldwide volume growth was led by brand Coca-Cola, up 3% in both the quarter and year-to-date.

•                  Third quarter reported net revenue and comparable net revenue were both $12.2 billion, up 45%, reflecting solid growth in concentrate sales, a 5% currency benefit, positive price/mix and the acquisition of Coca-Cola Enterprises’ (CCE) former North America operations in the fourth quarter of 2010.  Year-to-date reported net revenue and comparable net revenue were both $35.5 billion, up 44%.

•                  Third quarter reported operating income was $2.7 billion, up 17%, with comparable operating income of $3.0 billion, up 21%, reflecting strong top-line performance, a 6% currency benefit and the acquisition of CCE’s former North America operations, partially offset by commodity costs.  Year-to-date reported operating income was $8.2 billion, up 13%, with comparable operating income of $8.8 billion, up 17%, including a 5% benefit from currency.

•                  Coca-Cola Refreshments (CCR) integration efforts are on plan, with expected 2011 net cost synergies of $140 to $150 million.

•                  Company-wide productivity initiatives are well on track to exceed the upper end of the original target range of $400 to $500 million in annualized savings by year-end 2011, the final year of the four-year program.

ATLANTA, Oct. 18, 2011 — The Coca-Cola Company today reports strong third quarter and year-to-date 2011 operating results, once again meeting or exceeding our long-term growth targets and gaining volume and value share in total nonalcoholic ready-to-drink (NARTD) beverages as well as in both the sparkling and still beverage categories.  The Company continues to advance its global momentum from a position of strength, realizing growth across each of its five geographic operating groups during a time of mixed economic recovery around the world.

Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company, said, “We are pleased with our third quarter results.  For a sixth consecutive quarter, we delivered performance results in line with or ahead of our long-term growth targets.  Importantly, we accomplished these results during a time of ongoing global market volatility, which is a testament to our clear and focused system vision, strong brands and solid execution.  As we said when we launched our 2020 Vision, we are a growing business that is continually adapting to ever-changing economic circumstances and consumer preferences, underscoring the strength and resilience of our business.

“In 2009, when the world’s financial markets were in turmoil, our global system made a commitment to invest through the crisis.  Today, as we execute our 2020 Vision, we continue to strategically invest in consumer marketing and sales execution, all with a single-minded goal of becoming the beverage leader in every market and in every category of value to us.  As a result of that commitment, our global system has never been stronger.

“In short, we believe that our 2020 Vision is working.  Yet every one of us here at The Coca-Cola Company knows that we are really just getting started.  We remain constructively discontent and resolutely focused on our future — a future filled with abundant opportunities.

“Our job, as stewards of this great business and as caretakers for our shareowners’ investment, is to ensure that we keep advancing our global system’s strong momentum.  With our 2020 Vision as our roadmap, we are confident that we can sustainably achieve our long-term growth targets and enhance the value of The Coca-Cola Company.”

PERFORMANCE HIGHLIGHTS

The Coca-Cola Company reported worldwide volume growth of 5% in the quarter and 6% year-to-date.  Excluding new cross-licensed brands in North America, primarily Dr Pepper brands, worldwide volume grew 4% in the quarter and 5% year-to-date.  In the quarter and year-to-date, we grew global volume and value share in NARTD beverages, with volume and value share gains across most beverage categories and continued growth in immediate consumption beverages, up 5% year-to-date.

We continued to see growth in sparkling beverages, with worldwide brand Coca-Cola volume growth of 3% in the quarter driven by a number of markets around the world, including 17% in India, 11% in Argentina, 7% in China, 6% in Mexico and 5% each in France, Germany and Great Britain.  Worldwide sparkling beverage volume grew 4% in the quarter, with international sparkling beverage volume up 3%.  New cross-licensed brands in North America, primarily Dr Pepper brands, contributed 1 percentage point of growth to worldwide sparkling beverages in the quarter.

Worldwide still beverage volume grew 9% in the quarter, led by growth across the portfolio, including juices and juice drinks, ready-to-drink teas and water brands.  Still beverage volume in the quarter grew 10% internationally and 4% in North America.  Minute Maid Pulpy continues to expand globally and achieved 20% growth in the quarter.  Water volume grew 11% in the quarter as we continue to focus on innovative and sustainable immediate consumption packaging such as our PlantBottle™ in North America, which is driving new customer listings, and our lightweight crushable bottle for water brands in Asia and Latin America.

OPERATING REVIEW

	Three Months Ended September 30, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	45	17	15

Eurasia & Africa	6	15	20	17
Europe	0	5	9	3
Latin America	7	17	25	19
North America	5	148	23	56
Pacific	5	8	4	(5)
Bottling Investments	0	5	(4)	(10)

	Nine Months Ended September 30, 2011
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Operating Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	6	44	13	11

Eurasia & Africa	7	12	10	10
Europe	2	4	4	0
Latin America	7	16	20	13
North America	5	144	27	50
Pacific	6	10	7	2
Bottling Investments	(1)	3	(15)	(18)

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 6% in the quarter and 7% year-to-date, led by strong results in India (+19%) and the Middle East and North Africa (+9%).  Reported net revenue for the quarter increased 15%, reflecting a 5% increase in concentrate sales, positive price/mix of 8% and a currency benefit of 2%.  Concentrate sales in the quarter and year-to-date lagged unit case volume due to the timing of shipments.  Reported operating income increased 20% in the quarter.  Comparable currency neutral operating income increased 17% in the quarter driven by the increase in revenue and improved gross margin due to favorable pricing and positive geographic mix, partially offset by increased investments in the business.

•                  In Eurasia and Africa, sparkling beverages grew 4% in the quarter, led by brand Coca-Cola which grew 7%. Still beverages grew 14% in the quarter.  Eurasia and Africa grew volume and value share in total NARTD beverages as well as in both the sparkling and still beverage categories.  Excluding the acquired Nidan juice volume, still beverages grew 10% in the quarter.  India volume grew 19% in the quarter, our 21st consecutive quarter of growth, with strong 19% growth in sparkling beverages led by integrated marketing programs across music, sports and reality media programming.  Despite geopolitical challenges in the region, volume in our Middle East and North Africa business unit grew 9% in the quarter.  Although volume in Russia was down 5% in the quarter (down 11% excluding the acquired Nidan juice volume) as we cycled strong 30% growth from the prior year quarter, we gained volume and value share in total NARTD beverages and in both sparkling and still beverages.  Year-to-date volume in Russia grew 7% (down 1% excluding the acquired Nidan juice volume).

Europe

•                  Our Europe Group’s volume growth in the quarter was slightly positive, rounding to even, despite an unseasonably cold and rainy summer selling season and a moderating consumer confidence index.  Year-to-date volume growth was 2%.  Reported net revenue for the quarter grew 5%, reflecting a 2% decline in concentrate sales, offset by a 6% currency benefit and positive 1% price/mix.  Concentrate sales in the quarter lagged unit case volume due to the timing of shipments.  Year-to-date concentrate sales and unit case volume are broadly in line.  A change in the system value split with our wholly owned bottler in Germany, implemented late in third quarter 2010, continued to affect revenue and the group’s positive price/mix in the quarter.  This quarter’s 1% positive price/mix includes a 1% unfavorable effect of the change in value split.  Reported operating income was up 9% in the quarter.  Comparable currency neutral operating income grew 3% in the quarter, reflecting the favorable timing of marketing expenses and pricing in Northwest Europe and the Nordics, partially offset by the change in the system value split and lower concentrate shipments.

•                  Volume growth in the quarter was driven by 4% growth in Germany and 2% growth in Spain.  Northwest Europe and Nordics grew volume slightly, rounding to even, with gains in NARTD volume and value share.  Central and Southern Europe volume declined 2% as that region experiences an ongoing volatile economic environment.  Sparkling beverage volume for the group grew 1% in the quarter with volume and value share gains across most markets.  Brand Coca-Cola grew 1% and Coca-Cola Zero grew 14% in the quarter as we leveraged integrated marketing campaigns centered on summer and music programs as well as our continued focus on segmenting occasion-based package and price points to drive revenue growth.  Our portfolio of energy brands grew double digits, supported by line extensions and new distribution gains, with strong volume and value share gains in the quarter.  We realized NARTD volume and value share gains across Europe including France, Germany and Great Britain.  We also grew sparkling volume and value share and maintained still volume share for the overall group.

Latin America

•                  Our Latin America Group’s volume grew 7% in both the quarter and year-to-date.  Reported net revenue for the quarter increased 17%, reflecting concentrate sales growth of 5%, a 5% currency benefit and positive price/mix of 8%.  Concentrate sales in the quarter and year-to-date lagged unit case volume due to the timing of shipments.  This growth in reported net revenue was partially offset by the effect of structural changes as a result of the sale of our 50% ownership in Leao Junior, resulting in its deconsolidation effective September 2010.  Reported operating income was up 25% in the quarter, with comparable currency neutral operating income up 19%, primarily reflecting volume growth across all Latin America business units, favorable pricing and timing of marketing expenses, partially offset by continued investments in the business.

•                  Strong volume growth in the quarter was led by 8% growth in Mexico, 11% growth in the Latin Center Region (7% excluding acquired brands) and 10% growth in the South Latin Region, all driven by a strong focus on immediate consumption transactions through continued investments in cold drink equipment and refillable packaging.  Brazil volume growth was 1% in the quarter, cycling 13% growth in the prior year quarter, reflecting an environment of moderating economic growth coupled with rising food inflation.  Latin America sparkling beverages grew 5% overall in both the quarter and year-to-date, driven by continued growth of brand Coca-Cola, up 5% in the quarter and led by 6% growth in Mexico and 11% growth in Argentina.  Trademark Sprite was up 7% in both the quarter and year-to-date.  Still beverages grew 16% in both the quarter and year-to-date.  Excluding acquired brands, still beverages grew 13% in the quarter and 14% year-to-date.

•                  During the quarter, the Latin America Group gained volume and value share in total NARTD beverages, driven by volume and value share gains in both sparkling and still beverages.  Brazil’s focus on single-serve and returnable packaging resulted in share gains in both total NARTD and sparkling beverages, and volume and value share gains in still beverages, including strong gains in juices and juice drinks and sports drinks.  Mexico posted strong volume and value share growth in the quarter in total NARTD, sparkling and still beverages.  Argentina also gained volume and value share in total NARTD and across all beverage categories as the business benefited from strong integrated marketing campaigns across beverage categories as well as the sponsorship of the Copa America soccer tournament in July.

North America

•                  Our North America Group’s volume grew 5% in both the quarter and year-to-date.  Excluding new cross-licensed brands, primarily Dr Pepper brands, North America’s organic volume grew 1% in both the quarter and year-to-date, with continued volume and value share gains across total NARTD beverages.  Reported net revenue for the quarter increased 148%, primarily reflecting the acquisition of CCE’s former North America operations.  We achieved 2% positive pricing to retailers in the quarter, driven by 3% positive pricing on sparkling beverages.  Third quarter reported operating income grew 23%.  Comparable currency neutral operating income grew 56% in the quarter, primarily reflecting the acquisition of CCE’s former North America operations and growth in the underlying business, partially offset by commodity costs.

•                  Sparkling volume was up 6% in both the quarter and year-to-date.  Excluding new cross-licensed brands, principally Dr Pepper brands, organic sparkling beverage volume declined 1% in the quarter and year-to-date, as pricing to retailers on sparkling beverages increased 3% in the quarter.  Importantly, we gained sparkling beverage volume and value share in the quarter, driven by a fully integrated 125 Days of Summer Fun marketing campaign and a strong focus on occasion-based brand, package, price and channel strategies.  Coca-Cola Zero volume grew 12% in the quarter, delivering double-digit volume growth for the 22nd consecutive quarter, driven by strong marketing and continuing growth in the foodservice channel.  Fanta volume grew for the fifth consecutive quarter, up 2%, with strong retail activation.

•                  North America still beverage volume grew 4% in the quarter and 4% year-to-date,

led by Powerade growth of 9% and Gold Peak tea growth of 39% in the quarter.  During the quarter, we gained volume and value share in total still beverages, with volume and value share gains across multiple still beverage categories, including sports drinks, energy drinks, ready-to-drink teas and coffees, and packaged water.  Glacéau trademark volume was up 4% in the quarter with both vitaminwater zero and smartwater volume continuing to grow double digits in the quarter.

Pacific

•                  Our Pacific Group’s volume grew 5% in the quarter, with year-to-date volume up 6%.  Third quarter results were primarily driven by 11% volume growth in China, partially offset by a 3% volume decline in Japan, cycling strong growth of 11% in Japan in the prior year quarter.  Concentrate sales growth lagged unit case volume growth in the quarter due to timing of shipments, primarily in Japan. Year-to-date concentrate sales are in line with unit case sales.  Reported net revenue for the quarter grew 8%, primarily reflecting 3% concentrate sales growth and a 9% currency benefit, partially offset by unfavorable 4% price/mix, primarily geographic mix.  This also includes the positive effect of the transition to new package sizes in China to drive immediate consumption transactions and profitable growth.  Reported operating income increased 4% in the quarter, reflecting a 7% currency benefit partially offset by the lower concentrate sales growth, commodity costs and continued investments in our brands.  Comparable currency neutral operating income declined 5% in the quarter.

•                  Japan volume declined 3% in the quarter, reflecting the continued progress our Japan business has made in recovering from the earthquake, tsunami and nuclear plant crisis, and cycling strong 11% growth in the prior year quarter as a result of the record summer heat wave in 2010.  Sparkling beverage volume growth was 2% in the quarter, driven by new product launches including the Sprite “retro-cool” bottle as well as new Fanta and Canada Dry offerings.  Single-serve I LOHAS water has become the overall value leader in packaged water, growing volume 8% and driving value share gains in the quarter.  Ayataka green tea volume growth was 58% in the quarter, continuing to benefit from the brand’s relaunch in March 2011.  We still anticipate a few challenges in the remainder of the year as Japanese customer and consumer needs continue to evolve in the wake of the disasters earlier this year.

•                  China volume grew 11% in the third quarter, driven by a renewed focus on core brands, continued distribution gains and the expansion of cooler facings.  Sparkling beverages achieved volume growth of 4%, with brand Coca-Cola up 7%.  Importantly, we realized 12% growth in sparkling beverage transactions and 15% growth in total transactions in

China this quarter, reflecting our strategy to introduce a wider variety of single-serve packages in our sparkling beverage portfolio.  Juices and juice drinks volume grew 19% in the quarter, driven by the continued strength of Minute Maid Pulpy.  As a result, we gained volume and value share in sparkling beverages and juices and juice drinks.  As our business and the industry in China continue to evolve, we are introducing a wider variety of packages to promote affordability and enhance the consumer experience with our brands, all with a focus toward driving increased transactions and profitable growth while building stronger brand equity with our consumers.

Bottling Investments

•                  Our Bottling Investments Group’s volume grew 4% in the quarter on a comparable basis after adjusting for the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Reported volume was even in the quarter.  The growth in comparable volume was primarily driven by China, India and Germany.  Reported net revenue for the quarter grew 5%.  This reflects the 4% growth in comparable unit case volume, positive price/mix of 3% and a currency benefit of 9%, partially offset by the effect of structural changes.  Reported operating income in the quarter declined 4%.  Comparable currency neutral operating income declined 10% in the quarter.  After adjusting for the effect of structural changes, comparable currency neutral operating income increased 22%.  This reflects the increase in comparable volume and the change in the system value split in Germany as well as the benefits of disciplined capital investments and expense management, offset by commodity costs and continued investments in our in-market capabilities.

FINANCIAL REVIEW

Third quarter reported net revenue was up 45%, with comparable net revenue also up 45%.  This reflects a 5% increase in concentrate sales, a 5% currency benefit, positive price/mix and the acquisition of CCE’s former North America operations, partially offset by the effect of structural changes.  Concentrate sales in the quarter were in line with unit case sales and were slightly ahead of unit case sales year-to-date.  The positive price/mix in the quarter reflects international and Bottling Investments Group price/mix of 2%.  In North America, we achieved 2% positive pricing to retailers in the quarter, driven by 3% positive pricing on sparkling beverages.  This reflects our fundamental belief in executing pricing within a disciplined commercial framework that considers rate increases in concert with occasion-based package mix levers, balancing overall category health with volume, value and pricing growth.  As a result, we grew global NARTD value share for the 17th consecutive quarter, driven by global share growth across sparkling and still beverages.

Reported cost of goods sold was up 67% in the quarter.  Comparable cost of goods sold was up 64% in the quarter, driven by a 5% increase in concentrate sales, a 6% currency impact and the acquisition of CCE’s former North America operations, partially offset by the effect of structural changes, principally the sale of the Norway and Sweden bottlers.  Higher commodity costs, particularly in our finished goods businesses in the Bottling Investments Group and Coca-Cola Refreshments, continue to impact cost of goods sold as well.  Items affecting comparability primarily included gains and losses on commodities hedging.

Reported SG&A expenses increased 48% in the quarter.  Comparable SG&A expenses increased 47% in the quarter.  This increase reflects a 5% currency impact and was primarily driven by the acquisition of CCE’s former North America operations, including the timing of marketing expenses, which will primarily reverse in the fourth quarter, as a result of conforming the newly acquired North America business to our accounting policies.  Although Latin America and Europe benefited from timing of marketing expenses in the quarter, this was offset by an increase in marketing expenses at the Corporate level.  The increase in SG&A also reflects our continued investments behind our bottling operations.  Structural changes, principally the sale of the Norway and Sweden bottlers, reduced comparable currency neutral SG&A expenses by 4%.

In the fourth quarter of 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s former North America business.  Many of the derivatives included in these expanded programs do not qualify for hedge accounting treatment under the applicable accounting guidance.  The Company uses these derivatives as economic hedges to mitigate the risks associated with commodities and currency exposure.  As a result of the expansion of our hedging programs, in the fourth quarter of 2010 we began to exclude the net impact of the mark-to-market adjustments related to these economic hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our consolidated statement of income.  This quarter we included $5 million of previously excluded net gains and excluded $108 million of net losses resulting from mark-to-market adjustments, primarily related to commodities hedging.  These adjustments are reflected in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Third quarter reported operating income increased 17%, with comparable operating income up 21%.  Items affecting comparability reduced third quarter operating income by $212 million in 2011 and by $100 million in 2010.  In both years, these items included restructuring charges and costs related to global productivity initiatives as well as costs related to the acquisition of CCE’s former North America business.  Currency had a 6% benefit on comparable operating income in the quarter partially offsetting the impact of increased commodity costs.  Including our hedge positions and the cycling of our prior year rates, we estimate currencies will adversely impact our fourth quarter operating income by low to mid single digits while still providing a low to mid single-digit positive impact for the full year.

On a year-to-date basis, our net share repurchases stand at $2.2 billion.  We are now planning to increase our share repurchase program with a plan to purchase at least $2.5 billion to $3.0 billion in net shares by year end.

Third quarter reported EPS was $0.95, an increase of 8%, with comparable EPS at $1.03, up 12% and ahead of our long-term growth target.  Items affecting comparability decreased third quarter 2011 reported EPS by $0.08 and decreased third quarter 2010 reported EPS by $0.04.  In both years, these items included restructuring charges and costs related to global productivity initiatives as well as costs related to our acquisition of CCE’s former North America business.  In third quarter 2011, these items also included net losses resulting from mark-to-market adjustments related to economic hedges, primarily commodities.

Cash from operations was $6.8 billion for the first nine months of the year as compared to $7.2 billion in the prior year, a decrease of 6%.  This difference primarily reflects additional pension funding made in the first quarter as well as the effect of the acquisition of CCE’s former North America operations.  After adjusting for the impact of the additional pension contribution in the first quarter, cash from operations would have increased 5%.

Effective Tax Rate

The reported effective tax rate for the quarter was 23.3%.  The underlying effective tax rate on operations for the quarter was 24.0%.  The variance between the reported tax rate and the underlying tax rate was due to the tax effect of various items affecting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

For 2011, we expect our underlying effective tax rate on operations to be 24.0%.

Items Impacting Prior Year Results

First quarter 2010 results included a net charge of $0.11 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as the impact of the Venezuela currency devaluation.

Second quarter 2010 results included a net charge of $0.04 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as costs related to our acquisition of CCE’s former North America business.

Third quarter 2010 results included a net charge of $0.04 per share primarily related to restructuring charges and costs related to global productivity initiatives as well as costs related to our acquisition of CCE’s former North America business.

NOTES

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees, sports drinks and noncarbonated energy drinks.

•                  “Organic” when used with reference to North America volume performance means volume excluding new cross-licensed brands, principally Dr Pepper brands.

•                  “Transactions” refers to purchase transactions, or retail purchases of individual package configurations by consumers.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Year-to-date 2011 financial results were impacted by one fewer selling day, which will be offset by the impact of one additional selling day in fourth quarter 2011 results.  Unit case volume results are not impacted by the variance in selling days due to the average daily sales computation referenced above.

•                  The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

•                  Our long-term revenue and operating income growth targets are on a comparable currency neutral basis and exclude structural changes.  Our long-term volume growth target is on a comparable basis, excluding the effect of structural changes.  Our long-term EPS growth target is on a comparable basis.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our third quarter and year-to-date 2011 results today, October 18, 2011 at 9:30 a.m. EDT. We invite investors to listen to a live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	September 30, 2011	October 1, 2010	% Change
Net Operating Revenues	$12,248	$8,426	45
Cost of goods sold	4,875	2,918	67
Gross Profit	7,373	5,508	34
Selling, general and administrative expenses	4,527	3,064	48
Other operating charges	96	100	—
Operating Income	2,750	2,344	17
Interest income	141	93	52
Interest expense	116	80	45
Equity income (loss) - net	180	355	(49)
Other income (loss) - net	(32)	(12)	—
Income Before Income Taxes	2,923	2,700	8
Income taxes	680	633	7
Consolidated Net Income	2,243	2,067	9
Less: Net income attributable to noncontrolling interests	22	12	83
Net Income Attributable to Shareowners of The Coca-Cola Company	$2,221	$2,055	8

Diluted Net Income Per Share*	$0.95	$0.88	8
Average Shares Outstanding - Diluted*	2,326	2,336

*                 For the three months ended September 30, 2011 and October 1, 2010, “Basic Net Income Per Share” was $0.97 for 2011 and $0.89 for 2010 based on “Average Shares Outstanding - Basic” of 2,286 for 2011 and 2,310 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended
	September 30, 2011	October 1, 2010	% Change
Net Operating Revenues	$35,502	$24,625	44
Cost of goods sold	13,813	8,414	64
Gross Profit	21,689	16,211	34
Selling, general and administrative expenses	13,029	8,647	51
Other operating charges	457	274	—
Operating Income	8,203	7,290	13
Interest income	356	220	62
Interest expense	313	246	27
Equity income (loss) - net	535	847	(37)
Other income (loss) - net	447	(109)	—
Income Before Income Taxes	9,228	8,002	15
Income taxes	2,268	1,927	18
Consolidated Net Income	6,960	6,075	15
Less: Net income attributable to noncontrolling interests	42	37	14
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,918	$6,038	15

Diluted Net Income Per Share*	$2.97	$2.59	15
Average Shares Outstanding - Diluted*	2,329	2,329

*                 For the nine months ended September 30, 2011 and October 1, 2010, “Basic Net Income Per Share” was $3.02 for 2011 and $2.62 for 2010 based on “Average Shares Outstanding - Basic” of 2,289 for 2011 and 2,307 for 2010.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	September 30, 2011	December 31, 2010
Assets
Current Assets
Cash and cash equivalents	$12,682	$8,517
Short-term investments	3,684	2,682
Total Cash, Cash Equivalents and Short-Term Investments	16,366	11,199
Marketable securities	131	138
Trade accounts receivable, less allowances of $90 and $48, respectively	5,131	4,430
Inventories	3,172	2,650
Prepaid expenses and other assets	3,391	3,162
Total Current Assets	28,191	21,579
Equity Method Investments	7,073	6,954
Other Investments, Principally Bottling Companies	1,264	631
Other Assets	3,219	2,121
Property, Plant and Equipment - net	14,522	14,727
Trademarks With Indefinite Lives	6,501	6,356
Bottlers’ Franchise Rights With Indefinite Lives	7,716	7,511
Goodwill	12,073	11,665
Other Intangible Assets	1,194	1,377
Total Assets	$81,753	$72,921

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$9,837	$8,859
Loans and notes payable	13,398	8,100
Current maturities of long-term debt	2,082	1,276
Accrued income taxes	264	273
Total Current Liabilities	25,581	18,508
Long-Term Debt	13,708	14,041
Other Liabilities	4,404	4,794
Deferred Income Taxes	4,561	4,261
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	11,056	10,057
Reinvested earnings	52,965	49,278
Accumulated other comprehensive income (loss)	(1,174)	(1,450)
Treasury stock, at cost - 1,249 and 1,228 shares, respectively	(30,518)	(27,762)
Equity Attributable to Shareowners of The Coca-Cola Company	33,209	31,003
Equity Attributable to Noncontrolling Interests	290	314
Total Equity	33,499	31,317
Total Liabilities and Equity	$81,753	$72,921

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Nine Months Ended
	September 30, 2011	October 1, 2010

Operating Activities
Consolidated net income	$6,960	$6,075
Depreciation and amortization	1,423	934
Stock-based compensation expense	268	185
Deferred income taxes	194	46
Equity (income) loss - net of dividends	(172)	(567)
Foreign currency adjustments	35	109
Significant (gains) losses on sales of assets - net	(104)	(48)
Other operating charges	188	111
Other items	(316)	87
Net change in operating assets and liabilities	(1,676)	292
Net cash provided by operating activities	6,800	7,224

Investing Activities
Purchases of short-term investments	(4,036)	(3,252)
Proceeds from disposals of short-term investments	3,026	2,742
Acquisitions and investments	(310)	(1,798)
Purchases of other investments	(611)	(65)
Proceeds from disposals of bottling companies and other investments	468	1,050
Purchases of property, plant and equipment	(1,915)	(1,335)
Proceeds from disposals of property, plant and equipment	66	94
Other investing activities	(102)	(149)
Net cash provided by (used in) investing activities	(3,414)	(2,713)

Financing Activities
Issuances of debt	22,623	8,611
Payments of debt	(17,095)	(6,983)
Issuances of stock	1,382	535
Purchases of stock for treasury	(3,608)	(3)
Dividends	(2,159)	(3,034)
Other financing activities	33	(11)
Net cash provided by (used in) financing activities	1,176	(885)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(397)	(138)

Cash and Cash Equivalents
Net increase (decrease) during the period	4,165	3,488
Balance at beginning of period	8,517	7,021
Balance at end of period	$12,682	$10,509

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 30, 2011 (1)	October 1, 2010 (8)	% Fav. / (Unfav.)	September 30, 2011 (2), (3)	October 1, 2010 (9)	% Fav. / (Unfav.)	September 30, 2011 (2), (3), (4) (5), (6), (7)	October 1, 2010 (9), (10), (11)	% Fav. / (Unfav.)
Eurasia & Africa	$718	$624	15	$265	$221	20	$258	$217	19
Europe	1,399	1,338	5	810	742	9	821	748	10
Latin America	1,226	1,048	17	773	616	25	772	617	25
North America	5,387	2,171	148	619	503	23	621	501	24
Pacific	1,655	1,538	8	608	586	4	609	588	4
Bottling Investments	2,264	2,159	5	76	78	(4)	266	432	(38)
Corporate	34	12	192	(401)	(402)	1	(424)	(403)	(5)
Eliminations	(435)	(464)	—	—	—	—	—	—	—
Consolidated	$12,248	$8,426	45	$2,750	$2,344	17	$2,923	$2,700	8

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)	Intersegment revenues were $34 million for Eurasia and Africa, $192 million for Europe, $64 million for Latin America, $121 million for Pacific and $24 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $2 million for Europe, $2 million for Latin America, $52 million for North America, $2 million for Pacific, $14 million for Bottling Investments and $26 million for Corporate due to the Company’s ongoing productivity, integration and restructuring initiatives as well as costs associated with the merger of Embotelladoras Arca S.A.B. de C.V. (“Arca”) and Grupo Continental S.A.B. (“Contal”).

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $1 million due to a net charge associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011. This net charge included a charge of $2 million for North America and a benefit of $1 million for Pacific.

(4)

Income (loss) before income taxes was reduced by $36 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

(5)

Income (loss) before income taxes was reduced by $5 million for Corporate due to the net charge we recognized on the repurchase and/or exchange of certain long-term debt assumed in connection with our acquisition of CCE’s former North America business.

(6)

Income (loss) before income taxes was reduced by $5 million for Corporate due to the finalization of working capital adjustments related to the sale of all our ownership interests in Coca-Cola Drikker AS (our “Norwegian bottling operation”) and Coca-Cola Drycker Sverige AB (our “Swedish bottling operation”) to Coca-Cola Enterprises, Inc. (“New CCE”).

(7)	Income (loss) before income taxes was reduced by $3 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

(8)

Intersegment revenues were $25 million for Eurasia and Africa, $231 million for Europe, $60 million for Latin America, $12 million for North America, $109 million for Pacific and $27 million for Bottling Investments.

(9)

Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Eurasia and Africa, $13 million for Europe, $8 million for Pacific, $12 million for Bottling Investments and $68 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our acquisition of CCE’s former North America business and the sale of our Norwegian and Swedish bottling operations to New CCE. Operating income (loss) and income (loss) before income taxes were increased by $2 million for North America due to the refinement of previously established restructuring accruals.

(10)

Income (loss) before income taxes was reduced by $10 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of transaction costs recorded by CCE, which was partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(11)	Income (loss) before income taxes was increased by $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leão Junior, S.A., a Brazilian tea company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Nine Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	September 30, 2011 (1)	October 1, 2010 (11)	% Fav. / (Unfav.)	September 30, 2011 (2), (3), (4)	October 1, 2010 (12)	% Fav. / (Unfav.)	September 30, 2011 (2), (3), (4), (5), (6), (7), (8), (9), (10)	October 1, 2010 (12), (13), (14) (15), (16)	% Fav. / (Unfav.)
Eurasia & Africa	$2,178	$1,937	12	$860	$781	10	$856	$794	8
Europe	4,262	4,086	4	2,497	2,391	4	2,536	2,423	5
Latin America	3,513	3,036	16	2,163	1,795	20	2,174	1,810	20
North America	15,578	6,383	144	1,820	1,435	27	1,826	1,433	27
Pacific	4,481	4,055	10	1,769	1,658	7	1,771	1,659	7
Bottling Investments	6,614	6,453	3	189	221	(15)	700	1,018	(31)
Corporate	125	63	97	(1,095)	(991)	(10)	(635)	(1,135)	44
Eliminations	(1,249)	(1,388)	—	—	—	—	—	—	—
Consolidated	$35,502	$24,625	44	$8,203	$7,290	13	$9,228	$8,002	15

Note: Certain growth rates may not recalculate using the rounded dollar amounts provided.

(1)

Intersegment revenues were $124 million for Eurasia and Africa, $537 million for Europe, $205 million for Latin America, $11 million for North America, $306 million for Pacific and $66 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $9 million for Eurasia and Africa, $5 million for Europe, $3 million for Latin America, $229 million for North America, $3 million for Pacific, $58 million for Bottling Investments and $100 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as costs associated with the merger of Arca and Contal.

(3)

Operating income (loss) and income (loss) before income taxes were reduced by $19 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business.

(4)

Operating income (loss) and income (loss) before income taxes were reduced by $2 million for North America and $82 million for Pacific due to charges associated with the earthquake and tsunami that devastated northern and eastern Japan on March 11, 2011.

(5)	Income (loss) before income taxes was increased by a net $417 million for Corporate, primarily due to the gain the Company recognized as a result of the merger of Arca and Contal.

(6)

Income (loss) before income taxes was increased by $102 million for Corporate, primarily due to the gain on the sale of our investment in Coca-Cola Embonor S.A. (“Embonor”), a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

(7)	Income (loss) before income taxes was decreased by $41 million for Corporate due to the impairment of an investment in an entity accounted for under the equity method of accounting.

(8)

Income (loss) before income taxes was reduced by $40 million for Bottling Investments, primarily attributable to the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

(9)

Income (loss) before income taxes was reduced by $8 million for Corporate due to the net charge we recognized on the repurchase and/or exchange of certain long-term debt assumed in connection with our acquisition of CCE’s former North America business.

(10)

Income (loss) before income taxes was reduced by $5 million for Corporate due to the finalization of working capital adjustments related to the sale of our Norwegian and Swedish bottling operations to New CCE.

(11)

Intersegment revenues were $110 million for Eurasia and Africa, $686 million for Europe, $171 million for Latin America, $47 million for North America, $297 million for Pacific and $77 million for Bottling Investments.

(12)

Operating income (loss) and income (loss) before income taxes were reduced by $4 million for Eurasia and Africa, $43 million for Europe, $8 million for North America, $13 million for Pacific, $56 million for Bottling Investments and $150 million for Corporate, primarily due to the Company’s ongoing productivity, integration and restructuring initiatives as well as transaction costs incurred in connection with our acquisition of CCE’s former North America business and the sale of our Norwegian and Swedish bottling operations to New CCE.

(13)

Income (loss) before income taxes was reduced by $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy.

(14)

Income (loss) before income taxes was reduced by $55 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(15)	Income (loss) before income taxes was increased by $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leão Junior, S.A., a Brazilian tea company.

(16)	Income (loss) before income taxes was reduced by $23 million for Bottling Investments and $3 million for Corporate due to other-than-temporary impairments of available-for-sale securities.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP” or referred to herein as “reported”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful financial information that should be considered when assessing our ongoing performance. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial information does not represent a comprehensive basis of accounting.

ITEMS IMPACTING COMPARABILITY

The following information is provided to give qualitative and quantitative information related to items impacting comparability. Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine which items to consider as “items impacting comparability” based on how management views our business, makes financial, operating and planning decisions and evaluates the Company’s ongoing performance. Items such as structural changes (acquisitions and divestitures), charges, gains and accounting changes which are viewed by management as impacting only the current period or the comparable period, but not both, or as relating to different and unrelated underlying activities or events across comparable periods, are generally considered “items impacting comparability”. In addition, we provide the impact that changes in foreign currency exchange rates had on our financial results (“currency neutral”).

Asset Impairments and Restructuring

Asset Impairments

During the three and nine months ended September 30, 2011, the Company recorded impairment charges of $3 million and $41 million, respectively, due to the impairment of an investment in an entity accounted for under the equity method of accounting.  These impairment charges were recorded in other income (loss) — net.

During the nine months ended October 1, 2010, the Company recorded other-than-temporary impairment charges of $26 million related to investments classified as available-for-sale securities. These impairment charges were recorded in other income (loss) — net.

Restructuring

During the three months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $18 million and $9 million, respectively, related to certain restructuring activities. During the nine months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $79 million and $68 million, respectively, related to certain restructuring activities. These charges were recorded in the line item other operating charges and related to costs associated with the integration of our German bottling and distribution operations and other restructuring initiatives outside the scope of our productivity initiatives and the integration of CCE’s former North America business. See the discussion of our productivity initiatives and CCE integration costs below.

Productivity Initiatives

During the three months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $22 million and $49 million, respectively, related to our productivity initiatives. During the nine months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $76 million and $134 million, respectively, related to our productivity initiatives. These productivity initiatives began in 2008 and are focused on providing additional flexibility to invest for growth. These initiatives impact a number of areas and include aggressively managing operating expenses supported by lean techniques; redesigning key processes to drive standardization and effectiveness; better leveraging our size and scale; and driving savings in indirect costs. The Company has incurred total pretax expenses of $428 million related to these productivity initiatives since they commenced in the first quarter of 2008. The Company currently expects the total cost of these initiatives to be approximately $500 million and anticipates recognizing the remainder of the costs by the end of 2011. The initiatives are on track to exceed our targeted $500 million in annualized savings by the end of 2011.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Equity Investees

During the three and nine months ended September 30, 2011, the Company recorded charges of $36 million and $40 million, respectively, in equity income (loss) — net. These charges primarily represent the Company’s proportionate share of asset impairments and restructuring charges recorded by certain of our equity method investees.

During the three months ended October 1, 2010, the Company recorded a net charge of $10 million in equity income (loss) — net. This net charge was primarily attributable to the Company’s proportionate share of transaction costs recorded by CCE, which was partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. During the nine months ended October 1, 2010, the Company recorded a net charge of $55 million in equity income (loss) — net. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by certain of our equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

CCE Transaction

During the three months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $54 million and $42 million, respectively, primarily related to the integration of CCE’s former North America business.

During the nine months ended September 30, 2011, and October 1, 2010, the Company recorded charges of $241 million and $72 million, respectively, due to the integration of CCE’s former North America business and related transaction costs. The 2011 charges included $19 million related to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s former North America business. The 2010 charges also included transaction costs incurred in connection with the sale of our Norwegian and Swedish bottling operations to New CCE. The Company has incurred total pretax expenses of $350 million related to this integration initiative since it commenced in the second quarter of 2010. The costs associated with this initiative were primarily related to the development and design of our future operating framework for our North America operating segment. Once fully integrated, we expect to generate operational synergies of at least $350 million per year. We anticipate that these operational synergies will be phased in over the four years following the acquisition and that we will begin to fully realize the annual benefit from these synergies in the final year. We currently expect to realize approximately $140 million to $150 million of net synergies in 2011.

During the three months ended September 30, 2011, the Company recorded a charge of $5 million related to the finalization of working capital adjustments in connection with the sale of our Norwegian and Swedish bottling operations to New CCE. This charge reduced the amount of the transaction gain the Company previously recorded on the sale during the fourth quarter of 2010.

Transaction Gains

During the nine months ended September 30, 2011, the Company recognized a net gain of $417 million, primarily due to the merger of Arca and Contal, two bottling partners headquartered in Mexico, into a combined entity named Arca Continental (“Arca Contal”). Prior to this transaction, the Company held an investment in Contal that we accounted for under the equity method of accounting. The merger of the two companies was a non-cash transaction that resulted in Contal shareholders trading their existing Contal shares for new shares in Arca Contal at a specified exchange rate. Subsequent to this transaction, the Company holds an investment in Arca Contal that we account for as an available-for-sale security. The Company also recorded charges of $9 million and $35 million related to costs associated with the merger of Arca and Contal during the three and nine months ended September 30, 2011, respectively.

In addition to the gain on the exchange of our shares in Contal, the Company recognized a gain of $102 million during the nine months ended September 30, 2011 as a result of the sale of our investment in Embonor, a bottling partner with operations primarily in Chile. Prior to this transaction, the Company accounted for our investment in Embonor under the equity method of accounting.

During the three and nine months ended October 1, 2010, the Company recognized a gain of $23 million due to the sale of 50 percent of our investment in Leão Junior, S.A., a Brazilian tea company.

Certain Tax Matters

During the three months ended September 30, 2011, and October 1, 2010, the Company recorded a net tax benefit of $4 million and a net tax charge of $13 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties.

During the nine months ended September 30, 2011, and October 1, 2010, the Company recorded a net tax charge of $15 million and $28 million, respectively, related to amounts required to be recorded for changes to our uncertain tax positions, including interest and penalties. In addition, during the nine months ended October 1, 2010, the Company recorded a tax charge of $14 million related to new legislation that changed the tax treatment of Medicare Part D subsidies.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

Other Items

Impact of Natural Disasters in Japan

On March 11, 2011, a major earthquake struck off the coast of Japan, resulting in a tsunami that devastated the northern and eastern regions of the country. As a result of these events, the Company made a donation to the Coca-Cola Japan Reconstruction Fund which will help rebuild schools and community facilities across the impacted areas of the country. The Company recorded total charges of $1 million and $84 million related to these events during the three and nine months ended September 30, 2011, respectively. These charges were primarily related to the Company’s donation and assistance provided to certain bottling partners in the affected regions.

Economic (Non-Designated) Hedges

In 2010, the Company expanded certain commodity hedging programs as a result of our acquisition of CCE’s former North America business. The Company uses derivatives as economic hedges to mitigate the price risk associated with the purchases of materials used in the manufacturing process and for vehicle fuel. Prior to our acquisition of CCE’s former North America business, this economic hedging activity was not material. Although these derivatives were not designated and/or did not qualify for hedge accounting, they are effective economic hedges. The changes in fair values of these economic hedges are immediately recognized into earnings.

As a result of the expansion of our commodity hedging program, in the fourth quarter of 2010 we began to exclude the net impact of mark-to-market adjustments related to these economic hedges from our non-GAAP financial information until the period in which the underlying exposure being hedged impacts our condensed consolidated statement of income. We believe this adjustment provides meaningful information related to the benefits of our economic hedging activities.  During the three months ended September 30, 2011, we included net gains of $5 million in our non-GAAP financial information and excluded net losses of $108 million from our non-GAAP financial information. During the nine months ended September 30, 2011, we included net gains of $44 million in our non-GAAP financial information and excluded net losses of $59 million from our non-GAAP financial information.

Repurchases and/or Exchange of Long-Term Debt

During the three months ended September 30, 2011, the Company issued $2,979 million of long-term notes and used a portion of the net proceeds to exchange $1,022 million of existing long-term debt that was assumed in connection with our acquisition of CCE’s former North America business in the fourth quarter of 2010.  The Company recorded a charge of $5 million in interest expense during the three months ended September 30, 2011, primarily due to transaction costs associated with the exchange of long-term debt.

In addition, during the three months ended September 30, 2011, the Company repurchased long-term debt with a carrying value of $19 million that we assumed in connection with our acquisition of CCE’s former North America business. The carrying value of the repurchased debt included $5 million in unamortized fair value adjustments recorded as part of our purchase accounting. The Company recorded a nominal net gain in interest expense during the three months ended September 30, 2011, primarily due to the change in fair value from the date we assumed the debt until the date it was repurchased.

The Company also repurchased long-term debt during the second quarter of 2011 that was assumed in connection with our acquisition of CCE’s former North America business. The repurchased debt had a carrying value of $42 million, which included $12 million in unamortized fair value adjustments recorded as part of our purchase accounting.  The Company recorded a net gain of $1 million in interest expense during the second quarter of 2011, primarily due to the change in fair value from the date we assumed the debt until the date it was repurchased.

During the first quarter of 2011, the Company repurchased all of our outstanding U.K. pound sterling notes due in 2016 and 2021. We assumed this debt in connection with our acquisition of CCE’s former North America business. The repurchased debt had a carrying value of $674 million on the settlement date, which included $106 million in unamortized fair value adjustments recorded as part of our purchase accounting. The Company recorded a net charge of $4 million in interest expense during the first quarter of 2011 related to the change in fair value from the date we assumed the debt until the date it was repurchased in addition to premiums paid to repurchase the debt.

Hyperinflationary Economies

During the first quarter of 2010, the Company recorded a charge of $103 million in other income (loss) — net related to the remeasurement of our Venezuelan subsidiary’s net assets. Subsequent to December 31, 2009, the Venezuelan government announced a currency devaluation, and Venezuela was determined to be a hyperinflationary economy. As a result of Venezuela being a hyperinflationary economy, our local subsidiary was required to use the U.S. dollar as its functional currency, and the remeasurement gains and losses were recognized in our condensed consolidated statement of income.

Currency Neutral

Management evaluates the operating performance of our Company and our international subsidiaries on a currency neutral basis. We determine our currency neutral operating results by dividing or multiplying, as appropriate, our current period actual U.S. dollar operating results by the current period actual exchange rates (that include the impact of current period currency hedging activities), to derive our current period local currency operating results. We then multiply or divide, as appropriate, the derived local currency operating results by the foreign currency exchange rates (that also include the impact of the comparable prior period currency hedging activities) used to translate the Company’s financial statements in the comparable prior year period to determine what the current period U.S. dollar operating results would have been if the foreign currency exchange rates had not changed from the comparable prior year period.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended September 30, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$12,248	$4,875	$7,373	60.2%	$4,527	$96	$2,750	22.5%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(18)	18
Productivity Initiatives	—	—	—		—	(22)	22
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(49)	49
Transaction Gains	—	—	—		—	(9)	9
Certain Tax Matters	—	—	—		—	—	—
Other Items	(5)	(97)	92		(24)	2	114
After Considering Items (Non-GAAP)	$12,243	$4,778	$7,465	61.0%	$4,503	$—	$2,962	24.2%

	Three Months Ended October 1, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$8,426	$2,918	$5,508	65.4%	$3,064	$100	$2,344	27.8%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(9)	9
Productivity Initiatives	—	—	—		—	(49)	49
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(42)	42
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$8,426	$2,918	$5,508	65.4%	$3,064	$—	$2,444	29.0%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	45	67	34	48	—	17
% Currency Impact	5	6	6	5	—	7
% Change - Currency Neutral Reported	40	61	28	42	—	11

% Change - After Considering Items (Non-GAAP)	45	64	36	47	—	21
% Currency Impact After Considering Items (Non-GAAP)	5	6	6	5	—	6
% Change - Currency Neutral After Considering Items (Non-GAAP)	40	58	30	42	—	15

Note:  Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the three months ended September 30, 2011 is negative 17 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 28% from reported currency neutral operating income growth of 11%.  Currency neutral operating expense leverage after considering items impacting comparability for the three months ended September 30, 2011 is negative 15 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 30% from currency neutral operating income growth after considering items impacting comparability of 15%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended September 30, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$116	$180	$(32)	$2,923	$680	23.3%	$2,221	$0.95
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	3	21	1		20	0.01
Productivity Initiatives	—	—	—	22	6		16	0.01
Equity Investees	—	36	—	36	5		31	0.01
CCE Transaction	—	—	5	54	20		34	0.01
Transaction Gains	—	—	—	9	3		6	—
Certain Tax Matters	—	—	—	—	4		(4)	—
Other Items	(5)	—	—	119	45		74	0.03
After Considering Items (Non-GAAP)	$111	$216	$(24)	$3,184	$764	24.0%	$2,398	$1.03

	Three Months Ended October 1, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$80	$355	$(12)	$2,700	$633	23.4%	$2,055	$0.88
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	9	—		9	—
Productivity Initiatives	—	—	—	49	16		33	0.01
Equity Investees	—	10	—	10	1		9	—
CCE Transaction	—	—	—	42	3		39	0.02
Transaction Gains	—	—	(23)	(23)	(10)		(13)	(0.01)
Certain Tax Matters	—	—	—	—	(13)		13	0.01
After Considering Items (Non-GAAP)	$80	$365	$(35)	$2,787	$630	22.6%	$2,145	$0.92

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	45	(49)	—	8	7	8	8
% Change - After Considering Items (Non-GAAP)	39	(41)	—	14	21	12	12

Note:  Certain columns may not add due to rounding.

(1) 2,326 million average shares outstanding - diluted

(2) 2,336 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended September 30, 2011
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$35,502	$13,813	$21,689	61.1%	$13,029	$457	$8,203	23.1%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(79)	79
Productivity Initiatives	—	—	—		—	(76)	76
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	(19)	19		—	(217)	236
Transaction Gains	—	—	—		—	(35)	35
Certain Tax Matters	—	—	—		—	—	—
Other Items	15	(92)	107		(30)	(50)	187
After Considering Items (Non-GAAP)	$35,517	$13,702	$21,815	61.4%	$12,999	$—	$8,816	24.8%

	Nine Months Ended October 1, 2010
	Net operating revenues	Cost of goods sold	Gross profit	Gross margin	Selling, general and administrative expenses	Other operating charges	Operating income	Operating margin
Reported (GAAP)	$24,625	$8,414	$16,211	65.8%	$8,647	$274	$7,290	29.6%
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—		—	(68)	68
Productivity Initiatives	—	—	—		—	(134)	134
Equity Investees	—	—	—		—	—	—
CCE Transaction	—	—	—		—	(72)	72
Transaction Gains	—	—	—		—	—	—
Certain Tax Matters	—	—	—		—	—	—
Other Items	—	—	—		—	—	—
After Considering Items (Non-GAAP)	$24,625	$8,414	$16,211	65.8%	$8,647	$—	$7,564	30.7%

Currency Neutral:

	Net operating revenues	Cost of goods sold	Gross profit	Selling, general and administrative expenses	Other operating charges	Operating income
% Change - Reported (GAAP)	44	64	34	51	—	13
% Currency Impact	5	5	5	4	—	5
% Change - Currency Neutral Reported	39	59	29	46	—	7

% Change - After Considering Items (Non-GAAP)	44	63	35	50	—	17
% Currency Impact After Considering Items (Non-GAAP)	5	5	5	4	—	5
% Change - Currency Neutral After Considering Items (Non-GAAP)	39	58	30	46	—	11

Note:  Certain columns may not add due to rounding.

Reported currency neutral operating expense leverage for the nine months ended September 30, 2011 is negative 22 percentage points, which is calculated by subtracting reported currency neutral gross profit growth of 29% from reported currency neutral operating income growth of 7%.  Currency neutral operating expense leverage after considering items impacting comparability for the nine months ended September 30, 2011 is negative 19 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 30% from currency neutral operating income growth after considering items impacting comparability of 11%.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Nine Months Ended September 30, 2011
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (1)
Reported (GAAP)	$313	$535	$447	$9,228	$2,268	24.6%	$6,918	$2.97
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	41	120	21		99	0.04
Productivity Initiatives	—	—	—	76	24		52	0.02
Equity Investees	—	40	—	40	6		34	0.01
CCE Transaction	—	—	5	241	90		151	0.06
Transaction Gains	—	—	(519)	(484)	(205)		(279)	(0.12)
Certain Tax Matters	—	—	—	—	(15)		15	0.01
Other Items	(8)	—	—	195	71		124	0.05
After Considering Items (Non-GAAP)	$305	$575	$(26)	$9,416	$2,260	24.0%	$7,114	$3.05

	Nine Months Ended October 1, 2010
	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Effective tax rate	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share (2)
Reported (GAAP)	$246	$847	$(109)	$8,002	$1,927	24.1%	$6,038	$2.59
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	26	94	4		90	0.04
Productivity Initiatives	—	—	—	134	45		89	0.04
Equity Investees	—	55	—	55	7		48	0.02
CCE Transaction	—	—	—	72	10		62	0.03
Transaction Gains	—	—	(23)	(23)	(10)		(13)	(0.01)
Certain Tax Matters	—	—	—	—	(42)		42	0.02
Other Items	—	—	103	103	—		103	0.04
After Considering Items (Non-GAAP)	$246	$902	$(3)	$8,437	$1,941	23.0%	$6,459	$2.77

	Interest expense	Equity income (loss) - net	Other income (loss) - net	Income before income taxes	Income taxes	Net income attributable to shareowners of The Coca-Cola Company	Diluted net income per share
% Change - Reported (GAAP)	27	(37)	—	15	18	15	15
% Change - After Considering Items (Non-GAAP)	24	(36)	—	12	16	10	10

Note: Certain columns may not add due to rounding.

(1) 2,329 million average shares outstanding - diluted

(2) 2,329 million average shares outstanding - diluted

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Three Months Ended September 30, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$265	$810	$773	$619	$608	$76	$(401)	$2,750
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	3	—	14	—	18
Productivity Initiatives	(1)	2	2	—	2	—	17	22
CCE Transaction	—	—	—	49	—	—	—	49
Transaction Gains	—	—	—	—	—	—	9	9
Other Items	—	—	—	116	(1)	2	(3)	114
After Considering Items (Non-GAAP)	$265	$812	$775	$787	$609	$92	$(378)	$2,962

	Three Months Ended October 1, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$221	$742	$616	$503	$586	$78	$(402)	$2,344
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	—	(2)	—	12	(1)	9
Productivity Initiatives	1	13	—	—	8	—	27	49
CCE Transaction	—	—	—	—	—	—	42	42
After Considering Items (Non-GAAP)	$222	$755	$616	$501	$594	$90	$(334)	$2,444

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	20	9	25	23	4	(4)	1	17
% Currency Impact	2	5	6	1	7	12	4	7
% Change - Currency Neutral Reported	18	4	19	22	(3)	(15)	(4)	11

% Change - After Considering Items (Non-GAAP)	19	8	26	57	3	2	(13)	21
% Currency Impact After Considering Items (Non-GAAP)	2	5	6	1	7	12	4	6
% Change - Currency Neutral After Considering Items (Non-GAAP)	17	3	19	56	(5)	(10)	(17)	15

Note:         Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Operating Income (Loss) by Segment:

	Nine Months Ended September 30, 2011
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$860	$2,497	$2,163	$1,820	$1,769	$189	$(1,095)	$8,203
Items Impacting Comparability:
Asset Impairments/Restructuring	6	—	—	14	—	58	1	79
Productivity Initiatives	3	5	3	—	3	—	62	76
CCE Transaction	—	—	—	234	—	—	2	236
Transaction Gains	—	—	—	—	—	—	35	35
Other Items	—	—	—	110	82	4	(9)	187
After Considering Items (Non-GAAP)	$869	$2,502	$2,166	$2,178	$1,854	$251	$(1,004)	$8,816

	Nine Months Ended October 1, 2010
	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
Reported (GAAP)	$781	$2,391	$1,795	$1,435	$1,658	$221	$(991)	$7,290
Items Impacting Comparability:
Asset Impairments/Restructuring	1	—	—	7	—	56	4	68
Productivity Initiatives	3	43	—	1	13	—	74	134
CCE Transaction	—	—	—	—	—	—	72	72
After Considering Items (Non-GAAP)	$785	$2,434	$1,795	$1,443	$1,671	$277	$(841)	$7,564

Currency Neutral Operating Income (Loss) by Segment:

	Eurasia & Africa	Europe	Latin America	North America	Pacific	Bottling Investments	Corporate	Consolidated
% Change - Reported (GAAP)	10	4	20	27	7	(15)	(10)	13
% Currency Impact	1	3	8	1	8	9	2	5
% Change - Currency Neutral Reported	9	2	13	26	(1)	(24)	(12)	7

% Change - After Considering Items (Non-GAAP)	11	3	21	51	11	(9)	(19)	17
% Currency Impact After Considering Items (Non-GAAP)	1	3	8	1	9	9	1	5
% Change - Currency Neutral After Considering Items (Non-GAAP)	10	0	13	50	2	(18)	(20)	11

Note:         Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Three Months Ended September 30, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,264	$690	$76
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	14
Other Items	—	—	2
After Considering Items (Non-GAAP)	$2,264	$690	$92

	Three Months Ended October 1, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$2,159	$686	$78
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	12
Other Items	—	—	—
After Considering Items (Non-GAAP)	$2,159	$686	$90

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	5	1	(4)
% Currency Impact	9	9	12
% Change - Currency Neutral Reported	(4)	(8)	(15)
% Change - Structural Impact	(11)	(10)	(35)
% Change - Currency Neutral Reported and Adjusted for Structural Items	6	2	20

% Change - After Considering Items (Non-GAAP)	5	1	2
% Currency Impact After Considering Items (Non-GAAP)	9	9	12
% Change - Currency Neutral After Considering Items (Non-GAAP)	(4)	(8)	(10)
% Structural Impact After Considering Items (Non-GAAP)	(11)	(10)	(32)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	2	22

Note:         Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Bottling Investments Segment Information:

	Nine Months Ended September 30, 2011
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$6,614	$2,012	$189
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	58
Other Items	—	—	4
After Considering Items (Non-GAAP)	$6,614	$2,012	$251

	Nine Months Ended October 1, 2010
	Net operating revenues	Selling, general and administrative expenses	Operating income
Reported (GAAP)	$6,453	$2,022	$221
Items Impacting Comparability:
Asset Impairments/Restructuring	—	—	56
Other Items	—	—	—
After Considering Items (Non-GAAP)	$6,453	$2,022	$277

Currency Neutral and Structural for Bottling Investments:

	Net operating revenues	Selling, general and administrative expenses	Operating income
% Change - Reported (GAAP)	3	0	(15)
% Currency Impact	7	6	9
% Change - Currency Neutral Reported	(4)	(7)	(24)
% Change - Structural Impact	(11)	(11)	(29)
% Change - Currency Neutral Reported and Adjusted for Structural Items	6	4	5

% Change - After Considering Items (Non-GAAP)	3	0	(9)
% Currency Impact After Considering Items (Non-GAAP)	7	6	9
% Change - Currency Neutral After Considering Items (Non-GAAP)	(4)	(7)	(18)
% Structural Impact After Considering Items (Non-GAAP)	(11)	(11)	(23)
% Change - Currency Neutral After Considering Items and Adjusted for Structural Items (Non-GAAP)	6	4	5

Note:         Certain columns may not add due to rounding.  Certain growth rates may not recalculate using the rounded dollar amounts provided.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions)

Consolidated Cash from Operations:

	Nine Months Ended September 30, 2011	Nine Months Ended October 1, 2010
	Net Cash Provided by Operating Activities	Net Cash Provided by Operating Activities
Reported (GAAP)	$6,800	$7,224
Items Impacting Comparability:
Cash Payments Related to Pension Plan Contributions	769	—
After Considering Items (Non-GAAP)	$7,569	$7,224

	Net Cash Provided by Operating Activities
% Change - Reported (GAAP)	(6)
% Change - After Considering Items (Non-GAAP)	5

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 15 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns, shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; risks related to the assets acquired and liabilities assumed in the acquisition, as well as the integration, of Coca-Cola Enterprises Inc.’s former North America business; continuing uncertainty in the credit and equity market conditions; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in, or our failure to comply with, laws and regulations applicable to our products or our business operations; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information technology infrastructure; additional impairment charges; our ability to successfully manage Company-owned or controlled bottling operations; the impact of climate change on our business; global or regional catastrophic events; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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